Exhibit 21.1

Dunkin’ Brands Group, Inc. Subsidiaries

Entity	Jurisdiction of Organization

Dunkin’ Brands Group, Inc.	Delaware
Dunkin’ Brands Holdings, Inc.	Delaware
Dunkin’ Brands, Inc.	Delaware
Dunkin’ Brands Canada, Ltd.	Ontario, Canada
DB Australia Pty. Ltd	Australia
SVC Service LLC	Colorado
SVC Service II LLC	Colorado
Dunkin Brands (UK) Limited	United Kingdom
Dunkin’ Donuts LLC	Delaware
Dunkin Espanola S.A.	Spain
Dunkin’ Ventures LLC	Delaware
Massachusetts Refreshment Corp. [1]	Massachusetts
Third Dunkin’ Donuts Realty LLC	Delaware
Dunkin’ Donuts Realty Investment LLC	Delaware
Dunkin’ Donuts USA LLC	Delaware
Mister Donut of America, LLC	Delaware
Baskin-Robbins LLC	Delaware
Baskin-Robbins USA LLC	California
DBI Stores LLC	Delaware
Baskin-Robbins Flavors LLC	Delaware
Baskin-Robbins International LLC	Delaware
B-R Korea Co. Ltd. [2]	Korea
DB Master Finance LLC	Delaware
DB Canadian Supplier Inc.	Delaware
DB Canadian Holding Company Inc.	Delaware
DB Canadian Franchising ULC	Nova Scotia
BR Japan Holdings LLC	Delaware
B-R 31 Ice Cream Co. Ltd. [3]	Japan
DB Franchising Holding Company LLC	Delaware
Dunkin’ Donuts Franchising LLC	Delaware
Baskin-Robbins Franchising LLC	Delaware
Baskin-Robbins Australia Pty. Ltd	Australia
DB Real Estate Assets I LLC	Delaware
DB Real Estate Assets II LLC	Delaware
DB Mexican Franchising LLC	Delaware
DB International Franchising LLC	Delaware
DD IP Holder LLC	Delaware
BR IP Holder LLC	Delaware
Baskin-Robbins Franchised Shops LLC	Delaware
Dunkin’ Donuts Franchised Restaurants LLC	Delaware
DB AdFund Administrator LLC	Delaware
DB UK Franchising LLC	Delaware

[1]	Represents a joint venture company of which registrant indirectly owns 50% of the voting equity.
[2]	Represents a joint venture company of which registrant indirectly owns 33.3% of the voting equity.
[3]	Represents a joint venture company of which registrant indirectly owns 43.27% of the voting equity.